Exhibit 99.1

Casey’s Enters Into Settlement Agreements Regarding Wage and Hour Lawsuits

Ankeny, Iowa, May 8, 2009—Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported it has entered into settlement agreements with plaintiffs in two alleged collective and class actions pending in the United States District Court for the Southern District of Iowa. The two actions were brought by plaintiffs seeking to represent approximately 7,800 current and former assistant managers and approximately 76,000 current and former non-management-level store employees with respect to wage and hour issues.

Under the settlement agreements, which are subject to court approval, the Company has agreed to pay all alleged plaintiffs, class members, and their counsel in both actions a total of $11.7 million, and up to an additional $400,000 in related settlement expenses. The Company’s directors and officers insurance company has agreed to pay $3 million of the settlement on behalf of all defendants. As a result of the settlements and related expenses, the Company expects to incur a onetime pretax charge of approximately $9.1 million in the fourth quarter of fiscal 2009, which will have an impact of approximately $0.12 on earnings per share. “Resolving this costly and time-consuming litigation is in the best interest of the Company and our hard working and valued employees,” said Robert Myers, CEO.